EXHIBIT 5.3

[Letterhead of O’Melveny & Myers LLP]

March 1, 2005

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Re:	Legality of Guarantees of the 3.50% Convertible Senior Notes due July 3, 2008 Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the joint filing of the Registration Statement on Form S-3 of New Century Financial Corporation, a Maryland corporation (the “Company”), the Post-Effective Amendment No. 6 to Registration Statement (No. 333-109727) on Form S-3 of New Century TRS Holdings, Inc., a Delaware corporation (“New Century TRS”), and the Post-Effective Amendment No. 2 to Registration Statement (No. 333-119753) on Form S-3 of the Company (such joint filing, together with all exhibits thereto, the “Registration Statement”), filed with the Securities and Exchange Commission on March 1, 2005 relating to, among other things, the registration of the resale by certain selling securityholders of the Company’s guarantees (the “Guarantees”) of up to $5,500,000 aggregate principal amount of the 3.50% Convertible Senior Notes Due July 3, 2008 of New Century TRS (the “Notes”). The Notes were issued under an Indenture dated as of July 8, 2003 (the “Indenture”), by and between New Century TRS and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of September 30, 2004 (the “First Supplemental Indenture”), by and among the Company, New Century TRS and the Trustee, and as further amended by the Second Supplemental Indenture dated as of February 14, 2005 (the “Second Supplemental Indenture”), by and among the Company, New Century TRS and the Trustee. The Guarantees were issued by the Company under the Second Supplemental Indenture.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents as we considered appropriate, including the Indenture, the First Supplemental Indenture and the Second Supplemental Indenture. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. To the extent the Company’s obligations depend on the enforceability of the Indenture against the other parties to the Indenture, we have assumed that the Indenture is enforceable against the other parties thereto.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Guarantees constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

Our opinion as to the enforceability of the Guarantees is subject to the unenforceability under certain circumstances of broadly stated or vaguely stated waivers or waivers of the rights granted by law where the waivers are against public policy or prohibited by law.

We express no opinion concerning federal or state securities laws or regulations.

The law covered by this opinion is limited to the present federal laws of the United States and the present law of the States of California and New York and the present General Corporation Laws of Delaware. We express no opinion regarding the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purposes, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent.

Respectfully submitted,

/S/    O’MELVENY & MYERS LLP

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